For Immediate Release                                 Karen Yeakel

Oct. 6, 2015                                      Ex. Dir. Investor Relations

Joe Topper retires as CEO of CrossAmerica Partners

(SAN ANTONIO, TX and ALLENTOWN, PA) —Joe Topper stepped down from his role as CEO of CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”) on Oct. 1, 2015 with a retirement celebration Monday in Allentown, Pennsylvania and at the New York Stock Exchange, where Topper rang the closing bell.
Topper will continue to serve on the boards of both CrossAmerica and CST Brands, Inc. (NYSE: CST), which owns the general partner of CrossAmerica. Jeremy Bergeron, who has served as President of CrossAmerica since March, will continue in his leadership role following Topper’s exit and will be joining the board of directors of the general partner of CrossAmerica.
In 2012, Topper founded CrossAmerica’s predecessor Lehigh Gas Partners. In 2014, with the purchase of the general partnership by CST, the Partnership was renamed CrossAmerica Partners. The Partnership is a leading distributor of wholesale fuels as well as an owner of real estate and convenience stores throughout the United States.
“We are grateful to Joe for his leadership and vision in founding the business that has grown into CrossAmerica Partners,” said Jeremy Bergeron, CrossAmerica’s President. “We look forward to strengthening the foundation he built and adding to his legacy. We also welcome his guidance on the boards of CST and CrossAmerica.”
“As I step down as CEO of CrossAmerica, I feel confident the Partnership is under strong management with Jeremy as President,” Topper said. “CrossAmerica has had phenomenal growth and, as a board member, I am excited to help foster this growth into the future.”
CrossAmerica Partners LP, headquartered in Allentown, PA, is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Formed in 2012, the company distributes fuel to over 1,050 locations and owns or leases more than 625 sites in sixteen states: Pennsylvania, New Jersey, Ohio, Florida, New York, Massachusetts, Kentucky, New Hampshire, Maine, Tennessee, Maryland, Delaware, West Virginia, Virginia, Illinois and Indiana. The company is affiliated with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf and Citgo. CrossAmerica ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for many additional brands. For additional information, please visit www.crossamericapartners.com (formerly www.lehighgaspartners.com).

CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at approximately 1,900 locations throughout the Southwestern United States, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a wholesale distributor of fuels, which distributes fuel to over 1,100 locations across 23 states. For more information about CST, please visit cstbrands.com.
Contacts
CST Brands, Inc.
Investors:
Randy Palmer, 210-692-2160
or
CrossAmerica Partners LP
Karen Yeakel, 610-625-8005
or
Media:
Lisa Koenig, 210-692-2659
or
The DeBerry Group
Melissa Ludwig or Trish DeBerry, 210-223-2772